Exhibit 4.4

VIQ SOLUTIONS INC.

STOCK OPTION PLAN

1.	Purpose of Plan

The purpose of this plan (the "VIQ Solutions Stock Option Plan") is to develop the interest of Directors, Officers, Employees and Consultants of VIQ Solutions Inc. and its subsidiaries (collectively, the "Corporation") in the growth and development of the Corporation by providing them with the opportunity through share purchase options to acquire an increased proprietary interest in the Corporation.

2.	Administration

The VIQ Solutions Stock Option Plan shall be administered by the Board of Directors of the Corporation, or if appointed, by a special committee of Directors appointed from time to time by the Board of Directors of the Corporation (such committee, or if no such committee is appointed, the Board of Directors of the Corporation, is hereinafter referred to as the "Committee") pursuant to rules of procedure fixed by the Board of Directors of the Corporation.

3.	Granting of Options

The Committee may from time to time designate bona fide Directors, Officers, Employees and Consultants of the Corporation (or in each case their personal holding companies) (collectively, the "Optionees"), to whom options ("Options") to purchase common shares ("Common Shares") of the Corporation may be granted, and the number of Common Shares to be optioned to each, provided that:

(a)	the total number of Common Shares issuable pursuant to the VIQ Solutions Stock Option Plan shall not exceed 10% of the aggregate number of Common Shares of the Corporation outstanding, subject to adjustment as set forth herein, and further subject to the applicable rules and regulations of all regulatory authorities to which the corporation is subject, including the TSX Venture Exchange (the "TSXV");

(b)	the number of Common Shares reserved for issuance on exercise of Options, within a one-year period, to any one Optionee shall not exceed 5% of the Outstanding Common Shares;

(c)	the aggregate number of Common Shares reserved for issuance on exercise of Options, within a one-year period, to any one Consultant may not exceed 2% of the Outstanding Common Shares;

(d)	the aggregate number of Common Shares reserved for issuance on exercise of Options, within a one-year period, to persons employed to provide Investor Relations Activities may not exceed 2% of the Outstanding Common Shares;

(e)	the maximum number of Common Shares reserved for issuance on exercise of Options granted to Insiders at any time may not exceed 10% of the number of Outstanding Common Shares;

(f)	the maximum number of Common Shares issuable on exercise of Options granted to Insiders within a 12 month period, shall not exceed 10% of the number of Outstanding Common Shares; and

(g)	the maximum number of Common Shares which may be issued on exercise of Options to any one Optionee and the Associates of such Insider, within a 12 month period, may not exceed 5% of the number of Outstanding Common Shares;

provided that for the purposes of paragraphs (e), (f) and (g) above, an entitlement granted prior to the grantee becoming an Insider may be excluded in determining the number of Common Shares issuable to Insiders. The Common Shares that are reserved for issuance on exercise of Options granted pursuant to this VIQ Solutions Stock Option Plan that are cancelled, terminated or expired in accordance with terms of the VIQ Solutions Stock Option Plan prior to the exercise of all or a portion thereof shall be available for a subsequent grant of Options pursuant to this VIQ Solutions Stock Option Plan.

4.	Vesting

The Committee may, in its sole discretion, determine the time during which Options shall vest and the method of vesting, provided that vesting provisions shall be included in all grants of Options that provide that the Options shall vest no sooner than one third on the date of grant and one third on each of the second and third anniversaries of the date of grant, subject to any revisions in such vesting requirements that may be mandated from time to time, by TSXV policy.

Notwithstanding any other provision in this VIQ Solutions Stock Option Plan, and subject to terms of any employment agreements between the Corporation and any officers of the Corporation, vesting of Options shall accelerate and Options shall be exercisable (whether or not then vested) immediately prior to the time that a Change of Control takes place and as otherwise provided herein. Further the Committee may, at its sole discretion at any time or in the option agreement in respect of any Options granted, accelerate or provide for the acceleration of vesting of Options previously granted. All Options shall terminate on the 90th day after the date a Change in Control takes place or at such earlier time as may be established by the Board of Directors of the Corporation, in its absolute discretion, prior to the time such Change in Control takes place.

5.	Exercise Price

The exercise price (the "Exercise Price") of any Option shall be fixed by the Committee when such Option is granted, provided that such price shall not be less than the Discounted Market Price of the Common Shares, or such other price as may be determined under the applicable rules and regulations of all regulatory authorities to which the Corporation is subject, including the TSXV.

In the event that the Corporation proposes to reduce the Exercise Price of Options granted to an Optionee who is an Insider of the Corporation at the time of the proposed amendment, said amendment shall not be effective until disinterested shareholder approval has been obtained in respect of said Exercise Price reduction.

6.	Option Terms

The period during which an Option is exercisable shall, subject to the provisions of the VIQ Solutions Stock Option Plan requiring acceleration of rights of exercise, be such period as may be determined by the Committee at the time of grant, but subject to the rules of any stock exchange or other regulatory body having jurisdiction (presently restricted to five years). Each Option shall, among other things, contain provisions to the effect that the Option shall be personal to the Optionee and shall not be assignable or transferable. In addition, each Option shall provide that:

(a)	subject to subparagraph 6(b) below, upon the death of the Optionee, the Option shall terminate on the date of death, unless the Optionee was a Director, officer, Employee or Consultant of the Corporation at least one year following the date of grant of the Options in question, in which case the options shall terminate on the date that is six months following the date of death of the Optionee;

(b)	if the Optionee shall no longer be a Director of, be in the employ of, or be providing ongoing management or consulting services to the Corporation, the Option shall terminate on the earlier of the expiry date of the Option and the expiry of the period not in excess of 90 days prescribed by the Committee at the time of grant or such later date as subsequently determined by the Committee provided such later date does not exceed one (1) year in duration, following the date that the Optionee ceases to be a Director or Employee of the Corporation, or ceases to provide ongoing management or consulting services to the Corporation, as the case may be; and

(c)	if the Option is granted to an Optionee who is engaged in Investor Relations Activities on behalf of the Corporation, the Option shall terminate on the earlier of the expiry date of the Option and the expiry of the period not in excess of 30 days prescribed by the Committee at the time of grant, following the date that the Optionee ceases to provide ongoing investor relations activities;

provided that the number of Common Shares that the Optionee (or his heirs or successors) shall be entitled to purchase until the date as determined above shall be the number of Common Shares which the Optionee was entitled to purchase on the date of death or the date the Optionee ceased to be a Director or Employee of, or ceased providing ongoing management or consulting services to, the Corporation, as the case may be.

If the normal expiry date of any Option falls within any Blackout Period or within 10 business days (being a day other than a Saturday, Sunday or other than a day when banks in Toronto, Ontario are not generally open for business) following the end of any Blackout Period (the "Restricted Options"), then the expiry date of such Restricted Options shall, without any further action, be extended to the date that is 10 business days following the end of such Blackout Period.

7.	Exercise of Option

Subject to the provisions of the VIQ Solutions Stock Option Plan, an Option may be exercised from time to time by delivery to the Corporation at its head office, or such other place as may be specified by the Corporation, of a written notice of exercise specifying the number of Common Shares with respect to which the Option is being exercised and accompanied by payment in full of the purchase price of the Common Shares then being purchased.

8.	Mergers, Amalgamation and Sale

If the Corporation shall become merged (whether by plan of arrangement or otherwise) or amalgamated within or with another corporation or shall sell the whole or substantially the whole of its assets and undertakings for shares or securities of another corporation, the Corporation shall, subject to this Section 8, make provision that, upon exercise of an Option during its unexpired period after the effective date of such merger, amalgamation or sale, the Optionee shall receive such number of shares of the continuing successor corporation in such merger or amalgamation or the securities or shares of the purchasing corporation as the Optionee would have received as a result of such merger, amalgamation or sale if the Optionee had purchased the shares of the Corporation immediately prior thereto for the same consideration paid on the exercise of the Option and had held such shares on the effective date of such merger, amalgamation or sale and, upon such provision being made, the obligation of the Corporation to the Optionee in respect of the Common Shares subject to the Option shall terminate and be at an end and the Optionee shall cease to have any further rights in respect thereof.

9.	Termination of Option in the Event of Take-Over Bid

In the event a take-over bid (as defined in the Securities Act (Ontario), which is not exempt from the take-over bid requirements of Part 14 of the Securities Act (Ontario) (or its replacement or successor provisions) shall be made for the Common Shares of the Corporation, the Corporation may in the agreement providing for the grant of Options herein provide that the Corporation may require the disposition of the Optionee and the termination of any obligations of the Corporation to the Optionee in respect of any Options granted by paying to the Optionee in cash the difference between the exercise price of unexercised Options and the fair market value of the securities to which the Optionee would have been entitled upon exercise of the unexercised Options on such date, which determination of fair market value shall be conclusively made by the Committee, subject to approval by the stock exchanges upon which the Common Shares are then listed, if required by such exchanges. Upon payment as aforesaid, the Options shall terminate and be at an end and the Optionee shall cease to have any further rights in respect thereof.

10.	Alterations in Common Shares

Appropriate adjustments in the number of Common Shares optioned and in the Exercise Price, as regards Options granted or to be granted, may be made by the Committee in its discretion to give effect to adjustments in the number of Common Shares of the Corporation resulting subsequent to the approval of the VIQ Solutions Stock Option Plan by the Committee from subdivisions, consolidations or reclassifications of the Common Shares of the Corporation, the payment of stock dividends by the Corporation, or other relevant changes in the capital of the Corporation.

11.	Option Agreements

A written agreement will be entered into between the Corporation and each Optionee to whom an Option is granted hereunder, which agreement will set out the number of Common Shares subject to Option, the Exercise Price, provisions as to vesting (if applicable) and expiry, and any other terms approved by the Committee, all in accordance with the provisions of this VIQ Solutions Stock Option Plan. The agreement will be in such form as the Committee may from time to time approve, or authorize the officers of the Corporation to enter into, and may contain such terms as may be considered necessary in order that the Option will comply with this VIQ Solutions Stock Option Plan, any provisions respecting Options in the income tax or other laws in force in any country or jurisdiction of which the person to whom the Option is granted may from time to time be a resident or citizen, and the rules of any regulatory body having jurisdiction over the Corporation.

12.	Regulatory Authorities Approvals

The VIQ Solutions Stock Option Plan shall be subject to the approval, if required, of any stock exchange on which the Common Shares are listed for trading. Any Options granted prior to such approval shall be conditional upon such approval being given, and no such Options may be exercised unless such approval, if required, is given.

13.	Amendment or Discontinuance of the VIQ Solutions Stock Option Plan

The Committee may amend or discontinue the VIQ Solutions Stock Option Plan at any time, provided that no such amendment may, without the consent of the Optionee, alter or impair any Option previously granted to an Optionee under the VIQ Solutions Stock Option Plan, and provided further that any amendment to the VIQ Solutions Stock Option Plan will require the prior consent of the TSXV, or such other or additional stock exchange on which the Common Shares are listed for trading.

14.	Hold Period

In addition to any resale restrictions imposed under applicable securities laws, if required by the TSXV or any other regulatory authority, Options granted under the VIQ Solutions Stock Option Plan and Common Shares issued on exercise of such Options may be required to be legended evidencing that the Options and the Common Shares issued upon exercise of the Options are subject to a hold period or restricted period as required by the TSXV or other applicable regulatory authority and the Optionee by accepting the Option agrees to comply therewith.

15.	Common Shares Duly Issued

Common Shares issued upon the exercise of an Option granted hereunder will be validly issued and allotted as fully paid and non-assessable upon receipt by the Corporation of the Exercise Price therefore in accordance with the terms of the Option, and the issuance of Common Shares thereunder will not require a resolution or approval of the Board of Directors of the Corporation.

16.	Prior Plans

This VIQ Solutions Stock Option Plan shall come into force and effect on ratification approval by shareholders of the Corporation and approval of the TSXV and entirely replaces and supersedes prior share option plans enacted by the Board of Directors of the Corporation, or its predecessor corporations.

17.	Tax Withholding

The Corporation shall have the power and the right to deduct or withhold, or require an Optionee to remit to the Corporation, the required amount to satisfy federal, provincial, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the VIQ Solutions Stock Option Plan, including the grant or exercise of Options granted under the VIQ Solutions Stock Option Plan. With respect to required withholding, the Corporation shall have the irrevocable right to, and the Optionee consents to, the Corporation setting off any amounts required to be withheld, in whole or in part, against amounts otherwise owing by the Corporation to the Optionee (whether arising pursuant to the Optionee's relationship as a Director, officer or Employee of the Corporation or as a result of the Optionee providing services on an ongoing basis to the Corporation or otherwise), or may make such other arrangements satisfactory to the Optionee and the Corporation. In addition, the Corporation may elect, in its sole discretion, to satisfy the withholding requirement, in whole or in part, by withholding such number of Common Shares as it determines are required to be sold by the Corporation, as trustee, to satisfy the withholding obligation net of selling costs. The Optionee consents to such sale and grants to the Corporation an irrevocable power of attorney to effect the sale of such Common Shares and acknowledges and agrees that the Corporation does not accept responsibility for the price obtained on the sale of such Common Shares.

18.	No Guarantees Regarding Tax Treatment

Optionees (or their beneficiaries) shall be responsible for all taxes with respect to any Options under the VIQ Solutions Stock Option Plan, whether arising as a result of the grant or exercise of Options or otherwise. The Board of Directors and the Corporation make no guarantees to any person regarding the tax treatment of Options or payments made under the VIQ Solutions Stock Option Plan and none of the Corporation, nor any of its Employees or representatives shall have any liability to an Optionee with respect thereto.

19.	Definitions

In this VIQ Solutions Stock Option Plan, capitalized terms used herein that are not otherwise defined herein shall have the meaning ascribed thereto in the Corporate Finance Manual of the TSXV, and in particular, in policies 1.1 and 4.4 of said Corporate Finance Manual. In addition:

(a)	"Blackout Period" means the period of time when, pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain persons as designated by the Corporation, including any holder of an Option;

(b)	"Change of Control" shall be deemed to have taken place if any of the following shall have occurred:

(i)	the purchase or acquisition, without the prior consent of the Board of Directors of the Corporation, of any Voting Shares or Convertible Securities by a Holder which results in the Holder beneficially owning, or exercising control or direction over, Voting Shares or Convertible Securities such that, assuming only the conversion of Convertible Securities beneficially owned or over which control or direction is exercised by the Holder, the Holder would beneficially own, or exercise control or direction over, Voting Shares carrying the right to cast more than 30% of the votes attaching to all Voting Shares; or

(ii)	(A) the Corporation completes an amalgamation, arrangement, merger or other consolidation or combination of the Corporation with another corporation or entity which requires approval of the shareholders of the Corporation pursuant to its statute of incorporation, or (B) the purchase or acquisition, with or without the prior consent of the Board of Directors of the Corporation, of any Voting Shares or Convertible Securities by a Holder which results in the Holder beneficially owning, or exercising control or direction over, Voting Shares or Convertible Securities such that, assuming only the conversion of Convertible Securities beneficially owned or over which control or direction is exercised by the Holder, the Holder would beneficially own, or exercise control or direction over, Voting Shares carrying the right to cast more than 50% of the votes attaching to all Voting Shares, and immediately following the event described in paragraphs (A) and (B) above, as the case may be, the directors of the Corporation immediately prior to such event do not constitute a majority of the board of directors (or equivalent) of the successor or continuing corporation or entity immediately following such event; or

(iii)	the election at a meeting of the Corporation's shareholders of that number of persons which would represent a majority of the Board of Directors of the Corporation, as directors of the Corporation who are not included in the slate for election as directors proposed to the Corporation's shareholders by the Corporation; or

(iv)	the liquidation, dissolution or winding-up of the Corporation; or

(v)	the sale, lease or other disposition of all or substantially all of the assets of the Corporation; or

(vi)	a determination by the Board of Directors of the Corporation that there has been a change, whether by way of a change in the holding of the Voting Shares of the Corporation or otherwise, in the ownership of the Corporation's assets or by any other means, as a result of which any person or group of persons acting jointly or in concert is in a position to exercise effective control of the Corporation;

(c)	"Convertible Securities" means any securities convertible or exchangeable into Voting Shares or carrying the right or obligation to acquire Voting Shares;

(d)	"Holder" means a person, a group of persons or persons acting jointly or in concert or persons associated or affiliated, within the meaning of the Securities Act (Ontario), with any such person, group of persons or any of such persons acting jointly or in concert;

(e)	"Outstanding Common Shares" at the time of any share issuance or grant of Options means the aggregate number of Common Shares that are outstanding immediately prior to the share issuance or grant of Options in question on a non-diluted basis, or such other number as may be determined under the applicable rules and regulations of all regulatory authorities to which the Corporation is subject, including the TSXV; and

(f)	"Voting Shares" means any securities of the Corporation ordinarily carrying the right to vote at elections of directors of the Corporation.

20.	Effective Date

This VIQ Solutions Stock Option Plan (as amended from time to time) is effective on February 25, 2011.